Exhibit 99.2

PriceSmart Announces Plans to Register Shares

SAN DIEGO, CA (January 8, 2007) - PriceSmart, Inc. (NASDAQ: PSMT, www.pricesmart.com) today announced that it intends to file a registration statement with the Securities and Exchange Commission pertaining to up to 15,283,051 shares currently held by affiliates of Robert Price and Sol Price and up to 797,633 shares currently held by PSC, S.A. The Company is filing the registration statement at the request of these stockholders pursuant to pre-existing contractual registration rights as to most of these shares. The Company will not receive any proceeds from any sales which may be made pursuant to the registration statement.

Sol Price is the father of Robert E. Price, the Company’s Chairman of the Board and Chief Executive Officer. As of December 31, 2006, Sol Price and Robert E. Price were members of a group that beneficially owned approximately 52.8% of the Company’s outstanding Common Stock. Edgar Zurcher, who is a member of the Company’s board of directors, is a director and stockholder of PSC, S.A.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy PriceSmart common stock. The offering of PriceSmart common stock will be made only by means of a prospectus.

For further information, please contact Robert E. Price, Chief Executive Officer (858) 551-2336; or John M. Heffner, Executive Vice President and Chief Financial Officer (858) 404-8826.